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                                                                    EXHIBIT 10.7

                        FIRST AMENDMENT TO 1998 AGREEMENT

         WHEREAS, the Farmers Reservoir and Irrigation Company ("FRICO") and Eldorado Artesian Springs, Inc. ("Eldorado") (collectively the "Parties") on December 8, 1998 entered into an agreement with respect to, inter alia, the acquisition and use of one unit of the Windy Gap Project water from the Northern Colorado Water Conservancy District, now owned by the Superior Metropolitan District ("1998 Agreement"); and

         WHEREAS, paragraph 2 of the 1998 Agreement provides as follows:

                  Any such agreement between FRICO and the Superior Metropolitan District ("FRICO/Superior Agreement") must be concluded within ninety (90) days of this Agreement, unless such time period is extended by mutual agreement of the parties. The terms of the FRICO/Superior Agreement must be fully acceptable to Eldorado; or the$10,000.00 initial payment will be refunded to Eldorado and this Agreement will terminate.

         WHEREAS, the Parties, as of this date, are awaiting confirmation of the transfer of one unit of Windy Gap Project water from the Superior District; and

         WHEREAS, the Parties desire to provide for an alternative water supply for Eldorado in the event that the Windy Gap Project water is not available from Superior; and

         WHEREAS, by virtue of the agreement between FRICO and Superior, other water is being made available to FRICO which can be incorporated into a program for augmentation for Eldorado.

         NOW, THEREFORE, it is agreed as follows:

         1. FRICO is the recipient of the water allocated to Superior on approximately 100 shares of FRISCO stock owned by the Superior Metropolitan District.

         2. FRICO will issue one additional share of stock presently held in the FRICO treasury which stock will be entitled to the special presumptive allocation of 100 acre-feet of consumptive use water. The presumptive allocation of 100 acre-feet shall be divided into ten options, each for 10 acre-feet of consumptive use water, and the water represented by each option will be delivered to or for the benefit of Eldorado through a plan of augmentation.

         3. Within thirty (30) days after execution of this Agreement, FRICO and Eldorado will proceed with an application for change of water right and for a plan of augmentation using water identified in paragraph 1, above, in the same manner as set forth in the FRICO/Eldorado agreement to which this Amendment is attached. Also upon closing, Eldorado shall pay FRICO a non-refundable $10,000.00 for the options. Upon entry of a decree acceptable to FRICO and



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Eldorado, Eldorado may exercise as many of the options as it desires. The exercise price for each option shall be $91,600.00 for each 10 acre-feet of consumptive use. The option price for each 10 acre-foot option not exercised in any given year will be increase by nine percent (9%) each year, beginning with the date of the entry of the acceptable decree. Eldorado can exercise the options at any time, provided, however, that the exercise of the option rights for unexercised options shall all expire on the tenth anniversary of the entry of the decree. In the event that the Water Court determines that more or less consumptive use is available than 100 acre-feet per year, there may be more or less than 10 acre-foot options. In addition, there may also be partial 10 acre-foot options in the event that the amount of consumptive use determined to be available by the Water Court is not evenly divisible by 10. For example, if the Water Court determines that 93 acre-feet per year of consumptive use are available, there would be nine 10 acre-foot options and one 3 acre-foot option. The price of any partial 10 acre-foot option shall be based on the price of $9,160.00 per acre-foot as of the date of entry of the decree, subject to increase of nine percent (9%) each year as provided above.

         4. Eldorado shall have the right to proceed with the acquisition of the Windy Gap Project water as set forth in the attached agreement as it may, from time to time, be amended. Alternatively, at Eldorado's election, the application may proceed with the Marshall Lake water which is the subject of this Amendment under the terms of this Amendment, or may proceed with both the Windy Gap Project water and the Marshall Lake water which is the subject of this Amendment, in which case the payment schedules of both this Amendment and the provisions of the FRICO/Eldorado Agreement shall be applicable.

         5. In the event that a mutually acceptable decree is not obtained, Eldorado shall have the right to terminate this agreement, each party being released from all terms and provisions of this agreement, and each party shall bear its own cost and expenses incurred, provided that FRICO shall be entitled to retain the $10,000.00 paid by Eldorado in consideration of the options.

         6. In addition to the payments as set forth above, Eldorado shall pay to FRICO the amount equal to the annual stock assessment on four (4) shares of the stock allocated for water delivery purposes to the Marshall Lake Division for each 10 acre-foot option exercised by Eldorado. Said assessment shall be paid in the same manner as stock assessments in the company generally.

         Dated this 11th day of July, 2000.


             [Signatures of the parties are on the following page.]



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ATTEST:                                THE FARMERS RESERVOIR AND
                                       IRRIGATION COMPANY



By: /s/ Mary E. Hanssen                By: /s/ Pete Roskop
   -------------------------------        --------------------------------
   Secretary                              Pete Roskop, President


ATTEST:                                ELDORADO ARTESIAN SPRINGS, INC.



By: /s/ Kevin Sipple                   By: /s/ Douglas A. Larson
   -------------------------------        --------------------------------
   Secretary                              Douglas Larson, President